SETTLEMENT AGREEMENT AND RELEASE

Marvin J. Eisenbath ("Marvin"), Donna Eisenbath, MJE, Inc. ("MJE") and Eisenbath Properties (collectively, Marvin, Donna, Eisenbath Properties and MJE are referred to herein as "Eisenbath") and Butler National Corporation
("Butler") and RF, Inc. ("RFI") enter into this Settlement Agreement and Release ("Agreement") as of April 30, 1997 under the terms and conditions recited below:

   I.Recitations

   A.On or about April 21, 1994, Eisenbath and Butler entered into a Stock Purchase Agreement (the "Purchase Agreement") whereby Eisenbath agreed to transfer stock owned by Marvin in RFI to Butler in exchange for 650,000 shares of Butler Common Stock (the "Stock").

   B.On or about April 21, 1994, Marvin and RFI entered into an Employment Agreement (the "Employment Agreement").

   C.On February 22, 1997 Marvin filed a petition in the United
States District Court, Eastern District of Missouri styled Marvin J.
Eisenbath
v. Butler National Corporation, and bearing Case No. 97-CV-00279 GFG (the "Action").

   D.Because the parties hereto desire to avoid the uncertainties and expense of further continued litigation including the incurring of additional attorneys' fees, they have agreed to resolve this matter on the terms and conditions recited below.

  II.Terms of the Settlement

   A.Butler and RFI agree to do the following:

   1.Release and discharge Eisenbath, as is more fully set forth in paragraph
IV below.

   2.Execute a stipulation for the dismissal of the Action against all plaintiffs with prejudice, with each party to bear its own costs, with statutory attorneys' fees specifically waived.

   3.Keep the terms of this settlement confidential, except Butler may make such disclosures as required by law.

   4.Release without any conditions or contingencies the Persons on the list attached hereto as Exhibit A from any non-competition agreements they have with RFI upon employment by, and only for so long as they are employed by, Fair Market, Inc.

   5.Deposit for delivery by a recognized carrier to Marvin, the desk chair that previously was located in Marvin's office in the Wentzville facility.

   6.Will not make any disparaging or negative comments or statements of any type or nature (especially to customers, vendors or employees) regarding Eisenbath or any of their affiliates or any officers, Directors, employees or agents of any of them.

   B.Eisenbath agrees to do the following:

   1.Release and discharge Butler and RFI and their present and former directors, officers, agents, successors, assigns, other employees and attorneys of Butler and RFI, as is more fully set forth in paragraph IV below.

   2.Execute a stipulation for the dismissal of the Action, with prejudice, with each party to bear its own costs with statutory attorneys' fees specifically waived.

   3.Eisenbath agrees to keep the terms of this settlement confidential.

   4.Any and all leases for the facility at 1325 Mexico Road, Wentzville, Missouri 63385 are hereby terminated and canceled.

   5.Eisenbath hereby transfers free and clear of all liens, claims and encumbrances all shares of Butler stock owned by Eisenbath (which is at least
600,000 shares) and hereby delivers the certificate evidencing said shares duly endorsed for transfer to Butler with signature guaranteed.

   6.Marvin agrees to pay to Butler $311,533 payable $61,333 by wire transfer on or before June 25, 1997 and delivering with this Agreement the Note attached hereto as Exhibit A duly executed by Marvin and Fair Market, Inc.. The Note will be secured by a pledge of all of the shares of MJE, Fair Market, Inc. and any substitute, additional or successor corporations or other entity formed by Marvin in the future to engage in the same business as MJE and Fair Market, Inc. Upon formation of any such entity,
Marvin will promptly pledge such stock to Butler and deliver the certificates representing the shares of said corporation(s) to the

   7.Will not make any disparaging or negative comments or statements of any type or nature (especially to customers, vendors or employees) regarding Butler, RFI or their affiliates or any officers, directors, employees or agents of any of them.

   8.Execute the letter attached hereto as Exhibit B to Pilgrim's Pride, Edward's Pies, Remington Foods and "To Whom It May Concern".

   9.Until October 31, 1997, take any and all actions reasonably requested by
RFI to assist RFI in collecting RFI's accounts receivable including without limitation, making a reasonable number of phone calls to customers.

  10.Will not solicit or otherwise induce any employees who are employed by Butler or RFI to leave such employment.

  11.Upon the request of RFI, Marvin will use his best efforts to sell any inventory now owned by RFI. RFI will bill Fair Market, Inc. upon pickup of any inventory so sold. RFI will not bill any such purchaser. Terms of sale between RFI and Fair Market, Inc. will be COD.

  12.Upon request of Butler, RFI or Valu Foods, Marvin or Fair Market,
Inc.
will use reasonable efforts to arrange for purchase of products through Fair
Market, Inc. The purchase price for product sold by Fair Market, Inc. or Marvin to Butler, RFI or Valu Foods will be the cost of the product to Fair Market, Inc. or Marvin, as the case may be, plus a mark-up of 5% of the cost of the product.

 III.Acknowledgments and Agreements

   1.Eisenbath specifically acknowledges that by entering into this Agreement, Butler and RFI are not admitting any liability as to any claim which they have or might have against Butler and RFI or their present and former directors, officers, employees, agents and parties affiliated or related to them, specifically including the matters raised in the Action, and further acknowledges that Butler denies that any cause for liability has arisen.

   2.The parties acknowledge that this Agreement represents a negotiation of the parties hereto and that all disputes which arise out of the enforcement of this Agreement shall be governed by the laws of the State of Missouri.

   3.Marvin and Donna agree that for a period of ten (10) years from and after the date hereof neither Marvin nor Donna will directly or indirectly purchase any stock or other securities of Butler.

  IV.Release

   A.In consideration of the recitations and agreements listed above but except for claims, liabilities and obligations arising hereunder, Eisenbath, jointly and severally forever releases and discharges Butler, RFI, and their affiliated and related companies, and present and former directors, officers, employees, agents, representatives, successors, assigns and attorneys from any and all claims, liabilities and obligations, known or unknown, liquidated or otherwise that they or any of them may have against any and all of them including, but not limited to, any claim o

   1.All claims made under or with respect to the Stock Purchase Agreement or the Employment Agreement, including any bonuses which may be due and owing;

   2.All claims made with respect to the purchase and sale of the Stock, including federal and state law violations and common law fraud;

   3.Any and all claims of any type which Marvin or Donna may have by virtue of their employment with RFI, or Butler or the termination of that employment including without limitation, any claims for wrongful termination, salaries, bonuses, vacation or other amounts due and owing and any type of discrimination or harassment;

   4.All amounts payable from RFI to MJE.

   B.In consideration of the recitations and agreements listed above but except for claims, liabilities and obligations arising hereunder, Butler and RFI and their affiliated and related companies, present and former officers, directors, agents, successors and assigns forever release and discharge Eisenbath and their affiliated and related companies and present and former directors, officers, employees, agents, representatives, successors and assigns and attorneys from any and all claims, liabilities and obligations, known or unknown, liquidated or otherwise they may h

   V.Miscellaneous

   A.Marvin and Butler will mutually agree to any press releases and notices describing this transaction provided however, any requested consent will not be unreasonably withheld or delayed especially in connection with any releases which Butler deems necessary to comply with any governmental regulations.

   B.This Agreement cancels, merges and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement, written or oral, between parties hereto and contains the entire agreement of the parties hereto, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein and therein. Specifically, neither Butler nor RFI are making any representations or warranties regardi stock rise in value. The Agreement shall not be amended, modified or supplemented in any manner whatsoever except as otherwise provide herein or in writing signed by each of the parties hereto and may not be assigned by a party without the written consent of the other parties.

   C.The provisions of this Agreement were negotiated by the parties hereto and said agreement shall be deemed to have been drafted by all the parties hereto, notwithstanding any presumptions at law to the contrary.

   D.This Agreement may be executed in any number of counterparts each of which shall be an original and taken together shall constitute one and the same instrument.

   E.This Agreement and all rights and obligations of the parties shall be governed, construed and interpreted under and pursuant to the laws of the State of Missouri applicable to agreements made and to be performed entirely within such State.

   F.Any and all notices or other writings that are required or permitted under any of the provisions of this Agreement will be in writing and will be deemed sufficiently given if delivered personally, sent by documented overnight delivery service, mailed by certified mail, or to the extent that receipt is confirmed, telecopy, telefax or other electronic transmission service, addressed to the party concerned as follows:

If addressed to Eisenbath:
Fair Market, Inc.
1325 Mexico Road
Wentzville, MO 63385
Attention:    Marvin J. Eisenbath
Telecopier:
With a copy to:
Donald Mehan, Jr., Esq.
Moline and Shostak, L.L.C.
8015 Forsyth Boulevard
St. Louis, Missouri 63105
Telecopier: (314) 725-3275

If addressed to Butler or RFI:

Butler National Corporation
1546 East Spruce Road
Olathe, Kansas 66061
Attention: President
Telecopier: (913) 780-5088
With a copy to:
James P. Pryde, Esq.
Bryan Cave LLP
3500 One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
Telecopier: (816) 374-3300

or any other addresses of which either party will notify the other in writing as provided herein
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